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                                                                     Exhibit 1.0

                  NON-CIRCUMVENTION AND FINDER'S FEE AGREEMENT

This Non Circumvention and Finder's Fee Agreement (this "Agreement") is made this day of September, 1997, (Effective Date").


BETWEEN:

                   TMCI Electronics, Inc. and Its Subsidiaries

                                       AND

       M.J. Segal & Company, Inc. / PRIVATE INVESTORS EQUITY GROUP (SIPC)

                                   WITNESSETH:

        WHEREAS THE PARTIES HERETO AGREE AND COVENANT AS FOLLOWS:

1. Engagement. TMCI Electronics, Inc., agrees to engage PRIVATE INVESTORS EQUITY GROUP (SIPC) a member of the National Association of Securities Dealers
(NASD) and M.J. Segal & Company, Inc., hereinafter collectively referred to as "MJS", as a finder for the purpose of locating investment capital for TMCI Electronics, Inc., and its subsidiaries herein after collectively referred to as "TMEI".

2. Non Disclosure. "MJS" agrees to abide by the terms of that certain Non Disclosure Agreement in the form attached hereto as Exhibit "A".

3.      Non Circumvention.


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        The parties recognize that names of Prospects as defined in Section 6 of this Agreement are confidential and are the exclusive property of "MJS". "TMEI" will not enter into any agreements nor any direct or indirect negotiations or transactions (excluding negotiations or transactions conducted through "MJS" with such Prospects, their employees, officers, directors, or affiliates, thereof without the specific written approval of "MJS" for a period of two years following the Effective Date. "TMEI" will not circumvent to attempt to circumvent "MJS" the transactions with Prospects contemplated by this Agreement.

4.      Warranties.

        a. "TMEI" warrants and represents to "MJS" that in connection with the sale of securities contemplated by this Agreement, it will not make any written or oral communications which include an untrue statement of material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances which they were made, not misleading.

        b. "MJS" warrants and represents that in connection with the sale of securities contemplated by this Agreement, it will not make any written or oral communication which include an untrue statement of material fact or omit to state a material fact necessary in order to make the statements made, in light if the circumstances under which they were made, not misleading, has or will obtain all necessary Broker Dealer licenses necessary to fulfill its obligations under this Agreement and will not otherwise violate the federal securities law or any other laws in fulfilling its obligations under this Agreement; provided, however that "MJS" shall not be responsible for Blue Sky filings required to be made by "TMEI" as a result of the transactions contemplated by this Agreement.

5.      Indemnification.

        a. "TMEI" will indemnify "MJS", "MJS"'s officers, directors, partners and each person controlling "MJS" within the meaning of Section of the Securities Act of 1933, as amended, against all expenses, losses, damages, or liabilities (or actions in respect thereof)


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incurred in settlement of any litigation, commences or threatened arising out of or based on any breach or alleged breach of the warranty contained in Section 4.a. "TMEI" will reimburse "MJS", its officers and directors and each person controlling "MJS" for any legal and any other expenses reasonable incurred as such expenses are incurred in connection with investigating, preparing or defending of any such claim loss damage liability or action.

With regard to any violation or alleged violations of any federal or state securities laws of "TMEI" or any breach of the warranty of "TMEI" is set forth in Section 4.1 f this Agreement, "TMEI" shall indemnify and defend "MJS" to the extent it is s party to any threatened, pending or completed action suit or proceeding by reason of the fact that it has acted as a finder for "TMEI" provided however that "TMEI" shall not be required to indemnify or defend "MJS" for any action or threatened action arising out of the breach of the warranty by "MJS" contained in Section 4.b. hereof.

        b. "MJS" will indemnify "TMEI". Each of its directors, officers, employees, each person who controls "TMEI" within the meaning of Section 15 of the Securities Act of 1933 as amended against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or abased on any breach or alleged breach of the warranty contained in Section4.b. "MJS" will reimburse "TMEI" such directors, officers, persons or control persons for any legal or any other expenses reasonable incurred as such expenses are incurred in connections with investigating or defending any such claim, loss, damage, liability, or action provided, however that "MJS" shall not be required to indemnify or defend "TMEI" for any action or threatened action arising out of the breach of the warranty by "TMEI" contained in Section 4.a. hereof.

        c. Each party entitled to indemnification under this Section (the "INDEMNIFIED PARTY") shall give notice to the party required to provide indemnification (the "INDEMNIFYING PARTY") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity any be sought, and shall permit the Indemnifying Party to assume the sole and entire defense of any such claim or any litigation resulting therefrom provided that counsel for the


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Indemnifying Party who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement unless the failure to give such notices is materially prejudicial to an indemnifying Party's ability to defend such action an provide further , that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest. The indemnified Party shall cooperate in defense of the claim in any manner reasonably requested by the Indemnifying Party. No Indemnifying Party consent to entry of any judgment or renter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release form all liability in respect to such claim or litigation.

        d. Notwithstanding any provisions to the contrary, the duties to reimburse for any legal expense reasonably incurred in connection with investigating, preparing, or defending of any such claim, loss, damage, liability, or action provided for this Section shall only apply (i) to the extent the Indemnifying Party is precluded form assuming the defense is due to a conflict of interest described above or (ii) if the Indemnifying Party has failed to assume the defense of the Indemnified Party.

6.      Prospects.

        a. "MJS" shall submit in writing to "TMEI" the names of up to one hundred fifty (150) proposed investors that it desires to approach on behalf of "TMEI". It is intended that the investors are not major investment bankers who are readily accessible to "TMEI". Thus for example "MJS" will not be permitted to identify Merrill Lynch or Morgan Stanley as proposed investors. It is contemplated the names will not be submitted at one time, but rather is a series of writings, In the event that "TMEI" has had prior discussions are both active an reasonably documented at the time "TMEI" recovers the foregoing notice with respect to such potential investors, then "TMEI" shall notify "MJS" in writing of such prior contact within three business days of receipt of the foregoing notice an such notice shall contain reasonable documentation of the pre-existing discussions. Unless such notice is sent, potential investors submitted to "TMEI"


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by "MJS" shall be considered prospects ("Prospects") for proposes of this
Agreement. "MJS" shall not make a definitive presentation or discuss "TMEI" in any material manner until a proposed investor becomes a Prospect. "TMEI" reserves the right to accept of reject a subscription to purchase securities from a Prospect if acceptance of such subscription would violate any law, provided, however that in the event "TMEI" rejects a subscription "TMEI" shall obtain an opinion of counsel "TMEI" indicating that acceptance if such subscription would violate the law, specifying the laws which would be violated.

7.      Investment Capital and Compensation.

        a. With regard to the services of "MJS" as a finder in connection with raising cash proceeds (all such cash proceeds hereinafter "Investment Capital") for "TMEI" from the sales of securities or other financial instrument, including, but not limited to, debt instruments (excluding subordinated debt) to a Prospect, "MJS" shall receive a finder's fee in the form of cash, Common Stock of "TMEI" and warrants to purchase Common Stock of "TMEI", paid by "TMEI" at the time of any closing based upon the formula set forth in paragraph 7.b.(i)-(iii). This formula shall be applied to the cumulative, aggregate Investment Capital delivered to "TMEI" by, or on behalf of, Prospects for two years from the Effective Date. With respect to investment Capital received upon the exercise of warrants. "MJS" shall be entitled to receive compensation hereunder thorough the expiration date of the warrants.

        b. For the Investment Capital raised from the sale of securities or other financial instruments, excluding both subordinated debt and exercise of warrants to purchase Common Stock, "MJS" shall receive the following compensation.

        (i)    In cash "MJS" shall receive:
               2% of the first $1,200,000 of Investment Capital; plus
               6% of the amount of Investment Capital between $1,100,000 and $2,200,000; plus
               8% of the amount of Investment Capital between $2,200,000 and $5,000,000; plus
               10% of all amounts Investment Capital over $5,000,000


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Further, if "MJS" provides at least $9,900,000 of Investment Capital by the
Closing Date specified in the Term Sheet attached hereto as Exhibit B (the "Closing Date"), then "MJS" shall receive a non-accountable expense allowance of 2% of the Investment Capital raised.

        (ii) In addition to he foregoing cash compensation, upon the closing of each transaction providing Investment Capital, excluding both subordinated debt and the exercise of warrants to purchase Common Stock, ""MJS"" shall be entitled to an amount of Common Stock of "TMEI" equal to 5% of the Investment Capital raised on the particular transaction divided by the average of the closing bud and ask prices for "TMEI" Common Stock on the five trading days immediately prior to the closing of the sale of the securities or other financial instruments (the Fair Market Value); provided, however that in the event that the security or other financial is convertible into common stock of "TMEI" then "MJS" shall be entitled to am amount of common stock equal to 5% of the investment capital raised in the transaction divided by the conversion price stated in the security or other financial instrument.

        (iii) In addition to the cash and Common Stock described above to be received upon the closing of a transaction providing Investment Capital, excluding both subordinated debt and the exercise of warrants, "MJS" shall receive the number of warrants to purchase Common Stick equal to 10% of the sum of (a) the number of shares of Common Stock sold in the transaction; or (b) the number of shares of Common Stock issuable upon the conversion based upon the stated conversion of any debenture or other instrument issued in exchange for the Investment Capital. Any warrants issued pursuant to this Subsection 7.b(iii) shall have an exercise price of 125% of the average of the bid and asked price for "TMEI" over the five trading days prior to closing of the transaction pursuant to which the warrants are issued, shall be non callable, and shall expire three (3) years from the date of their issuance.

        c. In the event that a Prospect exercises a warrant issued in connection with Investment Capital raised for "TMEI" then "MJS" shall be entitled to (I) a cash fee 4% of the


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Investment Capital from such; (ii) Common Stock equal 5% of the number of shares issued upon such exercise; compensation fort the exercise for the exercise of warrants shall not apply to warrants by "MJS" and shall terminate three years from the date of their issuance. Any warrants issued pursuant to this subsection 7.c. shall have an exercise price of 125% of the average of the bid and asked price for "TMEI" over the five trading priors to the closing of the transaction pursuant to which the warrants are issued, shall be non callable, and shall expire three (3) years from the date of their issuance.

8. Escrow AccountAn escrow account, to be administered by financial institution with at least $100,000,000 in assets, will be established to receive investor's funds and provide for the orderly disbursement of funds, finder's fees, and securities at the initial closing and/or subsequent closings. The parties agree to share equally the costs of administering the escrow provided, however, that in the event the cost of an escrow exceeds $1,000, then, "TMEI" will pay all costs in excess of $2,000 without any contribution from "MJS". "TMEI" agrees to provide written notification to the Escrow Agent to disburse finder's fees to "MJS" in accordance with this Agreement.

All fees, costs, expense and remuneration of "MJS" will be paid and payable only out of funds deposited into escrow at such time as the transaction closed and funds are dispersed to TMCI. In the event that securities or other financial instruments are to be delivered to "MJS" at the closing of an investment transaction, they shall be deposited into escrow prior to such closing. It is expressly contemplated that multiple closings will take place under this Agreement and that at each closing "MJS" shall receive all cash fees and securities, due to it for such investment capital as is raised in the transaction then being closed.

9. Resale Restrictions. "MJS" agrees not to sell any Common Stock of "TMEI" that it receive pursuant tot his Agreement whether directly or as a result of the exercise of conversion of any security for a periods of twelve months following the receipt of such Common Stock. For purposes of this provision for Common Stock to be received upon the exercise or conversion of


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options, warrants, rights, debenture, or other derivative securities, the twelve month holding period shall commence upon receipt of the security which may e exercised for or converted into Common Stock.

10.     Registration Rights.

        a. At such time as "TMEI" prepares a registration statement for filing with the Securities and Exchange Commission for any Common Stock issued or to be issued in connection with he transaction contemplated b Exhibit B (Term Sheet) attached hereto hem "TMEI" shall use its best efforts to register any of its securities held by "MJS".

        b. Except as provided on Section 10.a., if (but without any obligation to do so) "TMEI" proposes to register any of its stock or other securities under the Federal Securities Act of 1933, as amended, ("Act") in connection with the public offering of such securities solely for cash (other than (i) a registration relating solely to the sale of securities to employees of "TMEI" pursuant to a stock option, stock purchase or similar plan, (ii) a registration of any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of Common Stock, or (iii) a registration relating solely to Securities and Exchange Commission Rule 145), "TMEI" shall each such time,

        (1) promptly give "MJS" written notice of such registration; and

        (2) include in such registration and in any underwriting involved therein any of the common Stock of "TMEI" held by "MJS" specified in a written request or requests of "MJS" made within thirty (30) days after such written notice was given by "TMEI" to "MJS."

        c. If the registration of which "TMEI" gives notice pursuant to this
Section is for a registered public offering involving an underwriting, then "TMEI" shall so advise "MJS" as part of the written notice, In connection with any offer involving an underwriting of shares initiated by "TMEI" or by other shareholders of "TMEI" having registration rights, "TMEI" shall but be required hereunder to include "MJS" Common Stock in such underwritings unless "MJS"


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accepts the terms of the underwriting as agreed upon between "TMEI" and the underwriters selected by it, and then only in such quantity as will not, in the opinion of the underwrited, jeopardize the success of the offering by "TMEI" or "TMEI" shareholders demanding such registration. If the total amount of securities that the underwriters reasonable believe compatible with the success of the offering, then "TMEI" shall be required to include in the offering only that number of securities pursuant to piggyback registration rights which the underwriters believe will not jeopardize the success of the offering (the securities so included pursuant to piggyback registration to be apportioned among the selling shareholder elected to include in such registration in such other proportions as shall mutually be agreed to by such selling shareholders.) Nothing in this section will affect or extend the requirement that "MJS" hold any common stock of "TMEI" owned buy out for a period of twelve months upon earlier the receipt of (a) such Common Stock or (b) warrants exercised for the purchase of such Common Stock, such warrants issued pursuant to Section 7 hereof.

11. Term Sheet. Attached as Exhibit those this Agreements at term sheet which has been approved by the Board of Directors of "TMEI" which specifies the amount of capital for which "MJS" is hereby being engaged as a finder and the primary term thereof.

12. Term and Termination.This Agreement shall terminate in two years from the Effective Date. Upon termination, all rights and obligations hereunder shall terminate except Sections 5, 13, 17 and 19 which shall survive termination of this Agreement, Section 7.c. shall survive until the lapse of the exercise period for any warrant sold to Prospects in connection with Investment capital, following the Effective Date.

13.     Damages.

        a. Failure to Close. In the event that "MJS" places at Lease $1,100,000 into escrow or before October 31, 1997 and "TMEI" refuses to accept the subscriptions. Then "MJS" shall receive the full compensation specified in
Section 7 if "TMEI"'s refusal to accept such subscription is for reasons beyond its control. For purposes of this Section, the term "beyond its


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control" shall be limited to (1) any action be federal, state or regulatory organization which bars "TMEI" from accepting such subscription; or (2) any unanticipated material change in he business of "TMEI" which requires updated disclosure to the Prospect and the Prospect fails to reaffirm the Prospect's desire to invest after being informed of such material change, provided however, that in no instance shall any event be considered "beyond the control" of "TMEI" if such event arises from a breach of a representation or warranty made to either "MJS" or a Prospect (investor) by "TMEI".

        b. Termination of Offering In the event that "TMEI" terminates the offering at any time after it has received $1,100,000 and before the earlier of either (1) the day it receives $9,900,000 pursuant to this Agreement or (2) two years from he Effective Date, the n "MJS" shall receive a non accountable expense allowance o f 2% of the amount of Investment Capital actually raised for and accepted by "TMEI" as of the date of the termination of the offering described in the Term Sheet attached hereto as Exhibit B.

14. Arbitration. Any dispute arising under or pursuant to or affecting the subject matter of this Agreement shall be submitted for resolution to Judicial Arbitration and Mediation Services ("JAMS") in the County of Santa Clara, California. The Parties shall retain the right to a private trial by jury before a JAMS employee. Such employee shall be a former judge of any court of California. Such right to trail by jury shall apply only to the extent such right would apply absent in this Section 13. Discovery and other procedural matters shall be governed as thought the proceeding were an arbitration. The purposes of this Section 14 is to provide a mechanism to quickly and inexpensively resolve all disputes that my arise under this Agreement. Any judgment upon the award may be confirmed and entered in any court having jurisdiction thereof, The arbitrators(s) shall be required to, in all determinations apply California law. Further the arbitrator(s) are afforded the jurisdiction to provide and order all provisional remedies, including without limitation, injunctive relief, writs for recovery of possession or such similar relief as may be necessary to protect the interest of either of the parties or their property rights. In he event that it is determined that the arbitrators(s) do not have the jurisdiction to grant those remedies


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conferred upon them by this Provision and requested by the parties, then such remedies shall be reserved to a court of competent jurisdiction. The parties shall divide evenly between themselves all reasonably anticipate fees and other expenses associated with such arbitration, before submitting any such matter arbitration and each shall make any and all reasonably anticipated payments in equals proportion to the other part, before submitting any such matter to arbitration. The parties stipulate that the JAMS employee may be appointed as a judge pro tempore of the Superior Court of Santa Clara County if required top carry out the terms of this provision. The arbitrator shall issue findings of fact and conclusions of law which shall be circulated to the parties prior to issuance.

15. No Representation or Warranty. This Agreement does not constitute a representation or warranty that "MJS" will be able to locate sources of capital for "TMEI" or that such capital will be available on terms set forth in Exhibit B hereto.

16. Notices. All notices, claims, determinations or other communications required or permitted to be given hereunder shall be in writing and shall be given personally, telegraphed, telexed, sent by facsimile transmission or sent by prepaid air courier or certified, registered or express mail, postage prepaid. Any such notice shall be deemed to have been given (a) when received, if delivered in person, telegraphed, telexed, sent facsimile and confirmed in writing within three (3) Business Days thereafter present by prepaid air courier or (b) three (3) business days following the mailing thereof, if mailed by verified first class mail, postage prepaid, return receipt requested, in any such case as follows (or to such other address or addresses as a party may have advised the other in the manner provided in this Section 16):

        If to the Purchase:
               TMCI Electronics, Inc.
               1875 Dobbin Drive
               San Jose, California 95133
               Attention: Rolando Loera, CEO


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        With a copy to:
               Rosenblum, Parish & Isaacs
               160 West Santa Clara Street, 15th Floor
               San Jose, California 95113
               Attention: Thomas Chaffin

        If to "MJS":
               M.J. Segal and Company, Inc.
               3603 Dunn Drive, Suite 301
               Los Angeles, California 90034
               Attention: M.J. Segal, President


17. Amendment. This Agreement may be amended, superseded, cancelled, renewed, or extended and the terms hereof may be waived only by a written instrument signed by the parties or in the case of a waiver, by the party waiving compliance. No delay on the party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. The rights an remedies of any parties based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy agreement contained in this Agreement (or in any other agreement the parties as to which there is no inaccuracy or breach).

18. Governing Law.This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflicts of law.

19. Counterparts. Agreement may be executed by the parties hereto facsimile transmission in separate counterparts, each of which when so executed and delivered shall be an original, and all


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such counterparts shall together constitute one and the same instrument. Each counterpart may constitute a number of copies hereof signed by less than all but together signed by all of the parties hereto.

20. Severability. If any provision or any portion or provision of this Agreement or the application of such provision or any portion thereof to any Person or circumstances, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which is held are invalid or unenforceable, shall not affected thereby.

21. Assignment. This agreement is not assignable, by operation of law or otherwise, with the express written consent of the non-assigning party.

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                                 Signature Page

SIGNED AND WITNESSED THIS ___ day of ______________,  199________.

                                     WITNESS

ACCEPTED AND AGREED THIS ____ day of ______________,  199________.
TMCI ELECTRONICS, INC.

BY: ___________________________     BY: _______________________
        Rolando Loera
        It's Chairman/President
        and Chief Executive Officer


ACCEPTED AND AGREED THIS ___________ DAY OF ______________, 199__.


M.J. Segal & Company, Inc.                  PRIVATE INVESTORS EQUITY GROUP
                                            MEMBER OF THE NASD (SPIC)

By: _____________________________           By: ______________________________
        M.J. Segal                                 Leonard A. Robbins
        Its President                              Its President